EXHIBIT 23.3

CONSENT OF PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) to be filed on or around August 28, 2019 (the “Form S-8”), and to all references to our firm and our report dated February 28, 2019, entitled “PEDEVCO Corp. Interests – Various Oil Properties in Colorado & New Mexico – Total Provided Reverses as of December 31, 2018” (the “Report”). We also consent to the incorporation by reference in the Form S-8 of the Report and all references to our firm and the information from our Report.

W. Todd Brooker, P.E.
President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
Austin, Texas
August 28, 2019